For More Information Contact:
Investors:
Damon Wright
(714) 382-5013
damon.wright@ingrammicro.com

UPS CIO DAVID BARNES AND XACTLY CORPORATION EXECUTIVE
CHAIRMAN CAROL MILLS JOIN INGRAM MICRO BOARD OF DIRECTORS

SANTA ANA, Calif., June 5, 2014 — Ingram Micro Inc. (NYSE: IM), the world’s largest wholesale technology distributor and a global leader in supply-chain and mobile device lifecycle services, today announced that its board of directors elected David Barnes, chief information officer and senior vice president for United Parcel Service, Inc. (UPS) and Carol Mills, executive chairman and development consultant for Xactly Corporation, to each serve as independent directors. Additionally, Barnes has been appointed to serve on the information technology and audit committees and Mills has been appointed to serve on the human resource and information technology committees. The board elections and committee appointments are all effective June 4, 2014. The election of Barnes and Mills increases the Ingram Micro board of directors from 9 to 11.

“We welcome Dave and Carol to the board," said Dale R. Laurance, chairman of the board, Ingram Micro Inc. “Each brings to the board valuable hands-on experience in different areas of technology and services that is directly applicable to Ingram Micro’s business and strategic direction. We appreciate Dave and Carol’s willingness to serve as directors and look forward to benefitting from their judgment and counsel.”

Barnes, 58, currently serves as chief information and global business services officer for UPS, a role he has held since 2005. He is responsible for all aspects of UPS technology used to serve more than 220 countries and territories around the world. Under his leadership, UPS has invested more than $1 billion each year in technology. Barnes also chairs the UPS Information Technology Governance Committee, which is responsible for the direction of UPS technology investments, ensuring they stay aligned with the company's business vision and strategy. Prior to being named CIO, Barnes was UPS's vice president, application portfolios, where he oversaw global technology solution development for customer technology, sales and marketing, package delivery operations, and multi-modal transportation.. Barnes joined UPS in 1977, progressing quickly through increasingly important roles in industrial engineering, finance and information systems. Barnes graduated from the University of Missouri, St. Louis, with a bachelor’s degree in business administration.

2-2-2 Ingram Micro Elects Two New Board Members

Mills, 60, brings more than 30 years of experience in the enterprise software and technology sector to the Ingram Micro board. She current serves as executive chairman and development consultant for Xactly Corporation, a cloud-based incentive compensation and performance management solutions company. Mills is also a member of the board of directors for publically-traded Alaska Communications, a leading provider of advanced broadband solutions for businesses and consumers in Alaska, and for privately-held WhiteHat Security, a cloud-based web application security company. Previously, Mills served on the boards of Adobe Systems, Blue Coat Systems and Tekelec Corporation. Prior to these roles she served in senior executive leadership roles at Juniper Networks, Acta Technology and Hewlett-Packard. She holds a master’s in business administration from Harvard University and Bachelor of Arts degree in economics from Smith College.

About Ingram Micro Inc.
Ingram Micro is the world's largest wholesale technology distributor and a global leader in IT supply-chain and mobile device lifecycle services. As a vital link in the technology value chain, Ingram Microcreates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics and mobile solutions, technical support, financial services and product aggregation and distribution. The company is the only global broad-based IT distributor, serving approximately 170 countries on six continents with the world's most comprehensive portfolio of IT products and services. Visit IngramMicro.com.

# # #
© 2014 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.